Exhibit 10.7
Gillis Separation Agreement
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
     This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of this 22nd day of August 2007, by and between Scott H. Gillis (hereinafter “MR. GILLIS”), NUCRYST Pharmaceuticals Inc., a Delaware Corporation, and NUCRYST Pharmaceuticals Corp., an Alberta corporation (hereinafter collectively referred to as “NUCRYST”).
     WHEREAS, MR. GILLIS has been employed by NUCRYST in the Commonwealth of Massachusetts pursuant to that certain Employment Agreement (the “Employment Agreement”), dated as of the 6th day of December 1999, made by and between MR. GILLIS and Westaim Biomedical Inc., the predecessor corporation to NUCRYST; and
     WHEREAS, MR. GILLIS executed an Employee Confidentiality Agreement (the “Confidentiality Agreement”), dated as of the 6th day of December 1999, made by and between MR. GILLIS and Westaim Biomedical Inc., the predecessor corporation to NUCRYST; and
     WHEREAS, both the Employment Agreement and the Confidentiality Agreement contain post-employment restrictions; and
     WHEREAS, NUCRYST has decided to make a management and board leadership change, and NUCRYST and MR. GILLIS desire to terminate amicably MR. GILLIS’S employment with NUCRYST and MR. GILLIS wishes to resign from the board of directors as part of this change in strategic direction; and

     WHEREAS, MR. GILLIS is entitled to certain amounts and benefits provided in his Employment Agreement upon the termination of his employment in the absence of this Agreement; and
     WHEREAS, in this Agreement, in consideration of the mutual promises contained herein, NUCRYST has offered MR. GILLIS certain separation payments and benefits in lieu of, and greater than, the amounts and benefits provided under the Employment Agreement;
     IT IS HEREBY AGREED by and between MR. GILLIS and NUCRYST as follows:
     1. The following provisions describe the termination of MR. GILLIS’S employment with NUCRYST and the transition of his duties and responsibilities:
          a. MR. GILLIS acknowledges and agrees that his employment with NUCRYST will be permanently and irrevocably severed including, but not limited to, resigning from the board of directors of NUCRYST, effective August 22, 2007 (“Termination Date”), and that NUCRYST has no obligation, contractual or otherwise, to hire, rehire or re-employ MR. GILLIS in the future. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and, except as detailed in this Agreement, MR. GILLIS’S eligibility to participate in NUCRYST’S benefits programs ends on the Termination Date. MR. GILLIS will receive wages for all work performed by him from the last pay period prior to August 22, 2007 through the Termination Date, and all unused vacation pay, if any, less any applicable payroll withholdings, in a paycheck to be issued to him on the next regular pay date on or after his Termination Date. MR. GILLIS’S rights and obligations with regard to any vested Options and/or vested Restricted Stock Options he may have as of the Termination Date, including his right to exercise any of those vested Options and/or Restricted Stock Options after the Termination Date, shall be governed by the terms and conditions set forth in: the 1999 Stock Option Agreement, executed by MR. GILLIS on December 6, 1999 (the “1999 Option Agreement”); the 2002 letter amendment to the 1999 Option Agreement, executed by MR. GILLIS on May 20, 2002 (the “Amendment to the 1999 Option Agreement”); the 2002 Stock Option Agreement, executed by MR. GILLIS on February 6, 2002 (the “2002 Option Agreement”); the 2003 Stock Option Agreement, executed by MR. GILLIS on February 28, 2003 (the “2003 Option Agreement”); the 2007 Stock Option Award Agreement, executed by MR. GILLIS on May 18, 2007 (the “2007 Option Agreement”); and, the Restricted Stock Unit Award Agreement, executed by MR. GILLIS on May 18, 2007 (the “RSU Agreement”). For the purposes of MR. GILLIS’S right to exercise any of those vested Options and/or Restricted Stock Options, the provisions relating to termination for reasons other than Just Cause shall apply.
          b. MR. GILLIS agrees that for the six (6) month period of time from his Termination Date on August 22, 2007 to February 22, 2008 (the “Transition Period”), he will use good faith, reasonable efforts to achieve an orderly transition of his duties, that he will cooperate with NUCRYST’s transition efforts and that he will make himself available as requested by NUCRYST for consultation with NUCRYST regarding matters which arise out of or relate to his duties and responsibilities with NUCRYST.
     2. MR. GILLIS, on behalf of himself, his heirs, executors, administrators, and/or assigns, for and in consideration of the undertakings of NUCRYST set forth herein, and intending to be legally bound, does hereby release and forever discharge NUCRYST Pharmaceuticals Corp., Westaim Biomedical Inc. and The Westaim Corporation, together with their parent and subsidiaries, affiliates, predecessor and successor corporations and business entities, joint ventures, and partners, past, present and future, and its and their agents, directors, officers, employees, stockholders, investors, insurers and reinsurers, assigns, representatives, and attorneys, past, present and future, and its and their assigns, heirs, executors, and administrators, past, present, and future (collectively, the “Releasees”), of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, whether known or unknown, suspected or unsuspected, which MR. GILLIS, or his heirs, executors, administrators, and assigns, ever had or now has against each or any of the Releasees, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims relating to MR. GILLIS’S employment with NUCRYST or the termination of that employment, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, M.G.L. c. 151B, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs. MR. GILLIS represents that he does not have any lawsuits, claims, or charges pending against any of the Releasees.
     3. MR. GILLIS acknowledges and agrees that in the absence of this Agreement, upon the Termination Date he would be solely entitled to the amounts and benefits provided for under the terms of the Employment Agreement. In lieu of the amounts and benefits provided under the Employment Agreement, and in full consideration of MR. GILLIS’s execution of this Agreement, and his agreement to be legally bound by its terms, NUCRYST agrees to make the following payments and fulfill the following promises after receipt by NUCRYST of MR. GILLIS’S signature on this Agreement, and after the expiration of the revocation period set forth in paragraph 13(e) when this Agreement becomes final and binding:
          (a) pay MR. GILLIS a lump sum payment of $295,000.00, less applicable tax withholding and deductions within thirty (30) days after the expiration of the revocation period set forth in paragraph 13(e);
          (b) pay MR. GILLIS the lump sum amount of $150,000.00, less applicable tax withholding and deductions, within thirty days after the expiration of the Transition Period provided that MR. GILLIS fulfills his promises and obligations as set forth in paragraph 2(b) herein with regard to the Transition Period, as well his other undertakings in this Agreement, including but not limited to his continuing obligation to abide by Sections 9 and 10 of the Employment Agreement and the post-employment restrictions contained in the Confidentiality Agreement, and his obligations under paragraph 10 of this Agreement; MR. GILLIS understands and agrees that he will not be entitled to receive the payment set forth in this paragraph 3(b) if he fails to fulfill his promises and obligations as set forth in paragraph 2(b) herein with regard to the Transition Period, as well his other undertakings in this Agreement, including but not limited to his continuing obligation to abide by Sections 9 and 10 of the Employment Agreement and the post-employment restrictions contained in the Confidentiality Agreement, and his obligations under paragraph 10 of this Agreement;
          (c) reimburse MR. GILLIS for the after-tax cost of the COBRA premium payments incurred by MR. GILLIS in connection with his group medical insurance coverage during the 18-month period following the Termination Date; provided that MR. GILLIS elects to continue his group medical insurance coverage pursuant to COBRA and executes this

Agreement; and provided, further, that NUCRYST’s obligation to reimburse MR. GILLIS shall cease as of the date MR. GILLIS becomes eligible to receive health insurance coverage from another employer or recipient of MR. GILLIS’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other similar arrangements); NUCRYST will make such reimbursement upon proof of payment;
          (d) permit MR. GILLIS to remain covered by NUCRYST’s directors and officers liability insurance policy to the same extent as is provided to those persons who are members of NUCRYST’s board of directors for a period of twenty-for (24) months after the Termination Date;
          (e) pay MR. GILLIS the lump sum amount of $5,000.00, less applicable tax withholding and deductions, within thirty (30) days after the expiration of the revocation period set forth in paragraph 13(e), which represents payment to MR. GILLIS in full reimbursement for all other benefits MR. GILLIS was receiving as of the Termination Date, including, but not limited to, regular and supplemental disability insurance and life insurance; and
          (f) allow Mr. Gillis to convert to a personal policy any disability or life insurance policies that are so convertible, in accordance with the terms of such policies, provided that MR. GILLIS shall be responsible for any premiums and conversion costs that may be due on such policies after the Termination Date.
     4. MR. GILLIS represents that he has returned all property of NUCRYST including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones, pagers, which are in his possession or control, with the sole exceptions that MR. GILLIS may continue his cellular phone service at his sole expense, and may purchase his desktop computer and Blackberry from NUCRYST at current market value agreed to by the parties after any and all NUCRYST information or data has been permanently removed from such computer. MR. GILLIS further agrees to leave intact all electronic documents of NUCRYST, including those which he developed or helped to develop during his employment. MR. GILLIS represents and agrees that after the Termination Date, he will continue to abide by the post-employment restrictions set forth in the Confidentiality Agreement and in Sections 9 and 10 of the Employment Agreement, and that his obligations under the Confidentiality Agreement and under Sections 9 and 10 of the Employment Agreement survive the termination of his employment for NUCRYST.
     5. Except as expressly set forth in paragraphs 1(a) and 3 of this Agreement, MR. GILLIS expressly agrees that he has been paid all remuneration owed to him by NUCRYST or Releasees as a result of his employment with NUCRYST, the termination of that employment, the Employment Agreement, the termination of the Employment Agreement, or for any other reason, including but not limited to all accrued salary, wages, perquisites, variable pay, vacation pay, bonus pay, profit-sharing, stock options, restricted stock award units, stock, expenses, termination benefits, special incentive payments, or any other compensation, with the sole exception of any accrued benefits under any qualified retirement plan maintained by NUCRYST in which MR. GILLIS has participated, and that NUCRYST and Releasees do not have, and will not have, any obligation to provide MR. GILLIS at any time in the future with any other payments, benefits, or consideration. MR. GILLIS further represents and agrees that he has been provided with all notice due him under his Employment Agreement.
     6. Except as expressly set forth herein, the parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein.

     7. MR. GILLIS acknowledges and agrees that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute, regulation or law, or of any duty owed by Releasees to MR. GILLIS, or of any wrongdoing to MR. GILLIS by Releasees, and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with NUCRYST.
     8. MR. GILLIS agrees, covenants and promises to keep the terms of this Agreement confidential and not to take any steps to publicize the fact or terms of this Agreement, even if this Agreement is disclosed by NUCRYST as part of its reporting obligations. MR. GILLIS represents that he has not communicated or disclosed, and will not hereafter communicate, discuss or disclose, the terms of this Agreement to any persons except, as he may be required by local, state or federal law or regulation or by compulsory process of law, and provided that in case of such requirement he shall notify NUCRYST within forty-eight (48) hours of such requirement in writing, and except for disclosures to members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms. In response to inquiries about the fact of his termination, or the fact or terms of this Agreement, MR. GILLIS agrees that he will respond to such inquiries by stating that “the details of the separation is confidential but it is related to a change in strategic direction, is amicable and there is a severance package.” MR. GILLIS agrees that he will say nothing negative or unfavorable about NUCRYST, or NUCRYST’s board of directors or management, concerning the fact of his termination or the terms of this Agreement, and he will in all respects adhere to the confidentiality provisions set forth in this paragraph.

     9. MR. GILLIS agrees and covenants that without the written consent of the Chairman of the Board of NUCRYST, or by written invitation by a member of the board of directors, MR. GILLIS will not enter upon or otherwise gain access to NUCRYST’s physical properties or databases after the Termination Date. MR. GILLIS further covenants that he will not take any other action which has the intent or effect of bringing harm to NUCRYST, its businesses, properties, management, directors or affiliates. Without limiting the foregoing, MR. GILLIS agrees not to interfere in any manner with NUCRYST’s relationships with its customers, suppliers, stockholders or employees.
     10. MR. GILLIS agrees and covenants not to disparage or to make any statement reflecting negatively on NUCRYST or any other Releasee, or any product or service offered by NUCRYST or Releasees, publicly or privately. NUCRYST agrees and covenants that it will use its reasonable best efforts to ensure that the members of the board of directors of NUCRYST and the executive officers of NUCRYST will not disparage or make any statement reflecting negatively on MR. GILLIS, publicly or privately. For purposes of this paragraph 10, NUCRYST shall mean NUCRYST and any person or entity, which is a subsidiary of, controlling or controlled by or under common control with NUCRYST. Nothing in this paragraph shall preclude MR. GILLIS or NUCRYST from communicating or testifying truthfully to the extent expressly required or protected by law, as a party in litigation, by the proper inquiry of a state or federal governmental agency, by a subpoena to testify issued by a court of competent jurisdiction, or in any action to enforce the terms of this Agreement. Nothing in this paragraph shall preclude any communications internal to NUCRYST, nor shall this Paragraph preclude NUCRYST or MR. GILLIS from communicating in confidence to its or his attorneys, who shall be informed of this confidentiality obligation and shall be bound by its terms.

     11. This Agreement constitutes the entire agreement between MR. GILLIS and NUCRYST with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or understandings, whether written or oral, between the parties, including the Employment Agreement, except that MR. GILLIS’S Confidentiality Agreement, 1999 Option Agreement and the Amendment to the 1999 Option Agreement, 2002 Option Agreement, 2003 Option Agreement, 2007 Option Agreement and RSU Agreement, as well as his post-employment obligations under Sections 9 and 10 of the Employment Agreement, continue in force and effect and shall survive the termination of the Employment Agreement and the termination of MR. GILLIS’S employment, and are made a part of this Agreement by reference as if set forth fully herein. MR. GILLIS acknowledges that neither NUCRYST, Releasees, nor their directors, employees, agents or attorneys, have made any promise, representation or warranty whatsoever, either express or implied, written or oral, other than the express written representations herein. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both MR. GILLIS and NUCRYST.
     12. MR. GILLIS acknowledges that breach by him of any of the covenants or provisions set forth herein, including a breach of his obligations under the Confidentiality Agreement or Sections 9 and 10 of the Employment Agreement, would cause NUCRYST severe and irreparable harm. Accordingly, in the event of an actual or threatened breach by MR. GILLIS of any of the covenants or provisions set forth herein, in the Confidentiality Agreement or in Sections 9 and 10 of the Employment Agreement, NUCRYST will be entitled to seek an injunction restraining MR. GILLIS from violating such covenants or provisions without the posting of a bond. The seeking of any such injunction shall not affect NUCRYST’s right to seek and obtain damages on account of any such actual or threatened breach of the covenants or provisions of this Agreement, the Employment Agreement or the Confidentiality Agreement. MR. GILLIS also shall be responsible to pay the costs and expenses to NUCRYST, including attorneys’ fees, arising out of the commission by MR. GILLIS of any breach of said covenants. In the event that MR. GILLIS breaches his obligations under Section 9 of the Employment Agreement, in addition to any other remedies that may be available to NUCRYST, MR. GILLIS shall forthwith repay to NUCRYST a percentage of the total compensation paid to MR. GILLIS pursuant to paragraphs 3(a), (b) and (e) of this Agreement equal to X/12, where X equals 12 less the number of months from the Termination Date to the date of MR. GILLIS’S breach of Section 9; and, MR. GILLIS shall no longer be entitled to receive the benefits as provided for in paragraphs 3(c), (d) and (f) of this Agreement.
     13. MR. GILLIS hereby certifies that:
          (a) he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Releasees from any legal action arising out of his employment relationship with NUCRYST, the terms and conditions of that employment relationship, and the termination of that employment relationship;
          (b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him;
          (c) the payments, benefits, promises and undertakings performed, and to be performed, as set forth in this Agreement exceed and are greater than the payments and benefits, if any, to which he would have been entitled had he not executed this Agreement;
          (d) he has been informed that he has twenty-one (21) calendar days to consider whether or not to sign this Agreement, and has signed on the date indicated below after concluding that this Agreement is satisfactory; if MR. GILLIS elects not to take the full twenty-one (21) days to consider this Agreement, he agrees that he has done so knowingly, voluntarily, and with full understanding that he is waiving a statutory right to consider this Agreement for twenty-one (21) days.;
          (e) he has been informed that he has the right to revoke this Agreement for a period of seven (7) calendar days following his execution of this Agreement by giving written notice to NUCRYST to the attention of President, NUCRYST Pharmaceuticals Corp., 50 Audubon Road, Suite B, Wakefield, Massachusetts 01880, and that this Agreement shall not be effective, enforceable, final or binding until this seven (7) day period has expired;
          (f) he understands and agrees that if he revokes this Agreement, pursuant to paragraph 13(e), that NUCRYST shall have no obligation to provide MR. GILLIS with any of the payments or benefits provided in paragraph 3 of this Agreement other than the amounts that would be required per the Terms of his Employment Agreement, and that no other payments or benefits will be provided in lieu of such;
          (g) he has been and is hereby advised by NUCRYST to consult with an attorney prior to signing this Agreement, and he has in fact done so with his counsel of choice.
     14. This Agreement shall be governed, interpreted and enforced by and under the laws of the Commonwealth of Massachusetts, without regard to choice of law principles, except where federal law controls. This Agreement shall be enforced by the federal or state courts located in the Commonwealth of Massachusetts. MR. GILLIS consents to the personal jurisdiction of such courts, and waives any jurisdiction or venue defenses otherwise available to him.

     15. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     16. MR. GILLIS agrees that, for a period of twelve (12) months after the Termination Date, he shall notify NUCRYST in writing of any change of residence address and of any subsequent employment (stating the name and address of the employer and providing a description of the title and duties of the position) or of any other business activity.
     17. Any notice required to be given to any party under any provision of this Agreement shall be made in writing, by first class mail, to the following addresses:
          To NUCRYST: to the attention of President, NUCRYST Pharmaceuticals Corp., 50 Audubon Road, Suite B, Wakefield, Massachusetts 01880.
          To MR. GILLIS: to the attention of Scott H. Gillis, 80 Alford Circle, Concord, MA 01742.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Confidential Separation Agreement and General Release as of the date written above.

WITNESS:	/s/ Lindsay M. Gillis	/s/ Scott H. Gillis

Scott H. Gillis

NUCRYST PHARMACEUTICALS CORP.

WITNESS:	/s/ Carolyn Kessinger	By:	/s/ Thomas E. Gardner

		Name:	Thomas E. Gardner
		Title:	Chairman & CEO

NUCRYST PHARMACEUTICALS INC.

WITNESS:	/s/ Carolyn Kessinger	By:	/s/ Thomas E. Gardner

		Name:	Thomas E. Gardner
		Title:	Chairman & CEO